Exhibit 99.1
Dave Stephenson Joins SiriusXM’s Board of Directors

NEW YORK, September 8, 2025 -- Sirius XM Holdings Inc. (NASDAQ: SIRI) today announced the appointment of a new independent director, Dave Stephenson, to the company's Board of Directors, effective September 18, 2025. He will serve on the Board’s compensation committee.

Stephenson is a seasoned business executive, with deep leadership experience at some of the largest global technology companies. He currently serves as Chief Business Officer and Head of Employee Experience for Airbnb, Inc. (NASDAQ: ABNB), where he is responsible for Airbnb’s global business growth and the human resources function. Prior to assuming the Chief Business Officer role, Stephenson served as Airbnb’s Chief Financial Officer, where he was integral to the company’s highly successful IPO. Prior to joining Airbnb, Stephenson spent 17 years at Amazon, where he held a variety of positions, most recently as Vice President and CFO of its Worldwide Consumer Organization.

“Dave’s business acumen and people-first mindset make him a fantastic addition to the Board as we continue SiriusXM’s transformation journey with a focus on maintaining our financial strength and creating a path to future growth,” said Jennifer Witz, Chief Executive Officer of SiriusXM. “With his broad experience across operations, finance, and strategy at innovative organizations, Dave will be a key advisor and an asset to the Board, the executive team, and the company as a whole as we leverage our leading position in-car and deliver best-in-class experiences for our listeners alongside meaningful business results.”

“I am honored to be joining the board of SiriusXM, a company whose powerful combination of world-class content and technology I have long admired,” said Stephenson. “I am excited to collaborate with the board and management to deliver increased value to listeners and shareholders.”

About Dave Stephenson
Dave Stephenson is responsible for growing Airbnb’s global businesses and overseeing Airbnb’s employee experience. As Chief Business Officer, he is focused on commercializing Airbnb’s new and existing businesses, recruiting and developing Airbnb’s global supply of homes, hotels, experiences, and services, and executing Airbnb’s global in market strategy. As Head of Employee Experience at Airbnb, he oversees talent and leadership development, recruiting, compensation, diversity initiatives, and Airbnb’s Live and Work Anywhere program. Dave previously spent five years as Airbnb’s Chief Financial Officer.

Prior to joining Airbnb, Dave spent 17 years at Amazon, where he was Vice President and CFO of their Worldwide Consumer Organization. Dave also served as Vice President and CFO of Amazon’s International Consumer business and led finance across many areas of the company, including Amazon Web Services, North America Retail, and Merchant Services. He also serves on the board of Lyft, Inc.

Dave holds an MBA from the University of Iowa and a BS in Industrial and Management Engineering from Montana State University.

About Sirius XM Holdings Inc
SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 160 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

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Source: SiriusXM

Investor Contacts:
Hooper Stevens
hooper.stevens@siriusxm.com

Natalie Candela
natalie.candela@siriusxm.com

Media Contact:
Maggie Mitchell
maggie.mitchell@siriusxm.com